EXHIBIT 5

February 7, 2024

Ford Motor Credit Company LLC

One American Road

Dearborn, Michigan 48126

Re: Registration of Securities

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on or about the date hereof, by Ford Motor Credit Company LLC (the “Company”). The Registration Statement relates to the issuance and sale from time to time, pursuant to Rule 415 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of the following securities in one or more series: (i) debt securities of the Company (“Debt Securities”), consisting of debentures, notes, and/or other evidences of indebtedness, which may be unsubordinated or subordinated to certain other obligations of the Company; and (ii) warrants to purchase Debt Securities (“Warrants” and together with the Debt Securities, “Securities”).

As Assistant Secretary of the Company, I am familiar with the Certificate of Formation and the Limited Liability Company Agreement of the Company and with the affairs of the Company. I also have examined such other documents and instruments and have made such further investigation as I have deemed necessary or appropriate in connection with this opinion.

Based on the foregoing, it is my opinion that:

1.       The Company is duly organized and validly existing as a limited liability company under the laws of the State of Delaware.

2.       When (i) the registration requirements of the Securities Act have been complied with, (ii) the indenture between the Company and the Trustee pursuant to which the Debt Securities are to be issued (the “Indenture”) has been qualified under the United States Trust Indenture Act of 1939, as amended (the “TIA”), (iii) the form or forms of the Debt Securities and the final terms thereof have been duly approved or established by appropriate action taken by the Company and in accordance with the terms of the Indenture, and (iv) the Debt Securities have been duly executed, authenticated, completed, issued, and delivered against payment therefor in accordance with such action, the Indenture and in the manner contemplated by the Registration Statement, the Debt Securities will thereupon be legally issued and binding obligations of the Company.

3.       When (i) the registration requirements of the Securities Act have been complied with, (ii) the appropriate action has been taken by the Company to authorize the form, terms, execution, and delivery of the Warrants, and (iii) Warrants with such terms are duly executed, attested, issued, and delivered by duly authorized officers of the Company against payment in the manner provided for in the warrant agreement pursuant to which the Warrants are to be issued and such action, such Warrants will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

My opinions expressed above are subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium, or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies.

For purposes of the relevant opinions above, I have assumed that the Securities will have been validly issued and will be fully paid and non-assessable.

This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York, and the Limited Liability Company Act of the State of Delaware. I wish to point out that I am a member of the Bar of the State of Michigan. I have made, or caused to be made, such investigation as I have deemed appropriate with respect to the laws of other jurisdictions in connection with the opinions expressed herein, and nothing has come to my attention in the course of such investigation which would lead me to question the correctness of such opinions.

I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In addition, if a pricing supplement relating to the offer and sale of any particular Debt Securities is prepared and filed by the Company with the Commission on this date or a future date and the pricing supplement contains a reference to this opinion substantially in the form set forth below, this consent shall apply to the reference to my opinion in substantially such form:

“In the opinion of Ford Credit’s counsel, when the notes offered by this pricing supplement have been executed and issued by Ford Credit and authenticated by the trustee pursuant to an Indenture dated as of March 16, 2015, as supplemented, between Ford Credit and The Bank of New York Mellon (the “Indenture”), and delivered against payment as contemplated herein, such notes will be valid and binding obligations of Ford Credit, enforceable in accordance with their terms. The opinion expressed above is subject to the qualifications that such counsel expresses no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium, or other similar law or judicially developed doctrine in this area (such as substantive consolidation or equitable subordination) affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), and (iii) public policy considerations which may limit the rights of parties to obtain certain remedies. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York, and the Limited Liability Company Act of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the notes and the validity, binding nature and enforceability of the Indenture with respect to the trustee and other matters all as stated in the letter of such counsel dated February 7, 2024 and filed as Exhibit 5 to the Registration Statement.”

In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ David J. Witten
David J. Witten
Assistant Secretary